Exhibit 10.7

EXECUTION COPY

LOAN AGREEMENT
between
CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY
and
SAN JOSE WATER COMPANY
Dated as of December 1, 2016
relating to
$70,000,000
California Pollution Control Financing Authority
Revenue Bonds
(San Jose Water Company Project)
Series 2016

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of December 1, 2016 (this “Agreement”) between CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY, a public instrumentality and political subdivision of the State of California (the “Authority”), and SAN JOSE WATER COMPANY, a California corporation (the “Borrower”).
W I T N E S S E T H:
WHEREAS, the Authority is a public instrumentality and political subdivision of the State of California, created by the California Pollution Control Financing Authority Act (constituting Division 27 of the Health and Safety Code of the State of California as now in effect and as it may from time to time hereafter be amended or supplemented) (the “Act”) and authorized to finance the acquisition, construction, renovation, installation, improvement and equipping of water facilities constituting a “project” within the meaning of the Act, including those that will prevent the pollution of drinking water or improve the quality of water or ensure the safe handling, recycling or disposal of materials that might otherwise be improperly disposed of; and
WHEREAS, the Authority is further authorized to issue its bonds for the purpose of paying all or any part of the costs of a project, and for any other authorized purpose; to acquire and hold property, including funds, project agreements and other obligations of any kind, and pledge, encumber or assign the same, or the revenues therefrom or any portion of such revenues, or other rights, whether then owned or possessed, or thereafter acquired, for the benefit of the owners, and as security or additional security for any bonds or the performance of obligations under an indenture; to provide for the advance of bond proceeds and other funds pursuant to project agreements as necessary to pay or reimburse for project costs; and to enter into loan agreements; and
WHEREAS, the Borrower, has duly caused an application to be filed with the Authority for financial assistance to finance the acquisition, construction, renovation, installation, improvement and equipping of certain water facilities that will prevent the pollution and contamination of drinking water and improve the quality of water in portions of the Cities of San Jose and Cupertino, the Cities of Campbell, Monte Sereno, and Saratoga, the Town of Los Gatos and adjacent unincorporated territories in the County of Santa Clara, California, as more particularly described in Exhibit A hereto (the “Project”), which facilities qualify as a “project” under the Act; and
WHEREAS, the Authority after due deliberation has adopted its resolution approving said application and authorizing the making of a loan to the Borrower for the financing of the acquisition, construction, renovation, installation, improvement and equipping of the Project at such locations during the term of the Bonds (described below); and
WHEREAS, the Authority proposes to issue its California Pollution Control Financing Authority Revenue Bonds (San Jose Water Company Project) Series 2016 (the “Bonds”), in the aggregate principal amount of $70,000,000, to finance a portion of the cost of the acquisition, construction, renovation, installation, improvement and equipping of the Project upon the terms and conditions set forth herein; and

WHEREAS, the Authority will enter into an Indenture, dated as of December 1, 2016 (the “Indenture”), with The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to which the Bonds will be issued;
NOW, THEREFORE, for and in consideration of the premises and the material covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1. Definition of Terms. Unless the context otherwise requires, the terms used in this Loan Agreement shall have the meanings specified in Section 1.01 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.
SECTION 1.2. Number and Gender. The singular form of any word used herein, including the terms defined in Section 1.01 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.
SECTION 1.3. Articles, Sections, Etc. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Loan Agreement are to the designated Articles, Sections and other subdivisions of this Loan Agreement as amended from time to time. The words “hereof,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Loan Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.
ARTICLE II
REPRESENTATIONS
SECTION 2.1. Findings of the Authority. The Authority makes the following findings:
(a)    On March 24, 2010, as reinstated, extended and amended on August 16, 2016, the Authority gave its preliminary approval for the financing of the Project. On October 20, 2016, a public hearing with respect to the Bonds and the Project was held in accordance with the provisions of the Code. On December 6, 2016, the Authority adopted its resolution approving financing of the Project.
(b)    (i) The Borrower is a “participating party” as such term is defined in the Act; (ii) the Project is a “project” as such term is defined in the Act; (iii) the loan to be made hereunder with the proceeds of the Bonds will promote the purposes of the Act by providing funds to finance the acquisition, construction, renovation, installation, improvement and equipping of the Project; (iv) said loan is in the public interest, serves the public purposes and meets the requirements of the Act; and (v) the portion of such loan allocable to the Costs of the Project does not exceed the total cost thereof as determined by the Borrower and approved by the Authority.
(c)    No member of the Authority, or any officer or employee of the Authority who participated in the making of this Loan Agreement, is financially interested (within the meaning of Government Code Section 1090) in the Borrower or in this Loan Agreement or the Indenture.
SECTION 2.2. Representations of the Authority. The Authority makes the following representations as the basis for its undertakings herein contained:

(a)    The Authority is a public instrumentality and political subdivision of the State of California. Under the provisions of the Act, the Authority has the power to enter into the transactions contemplated by this Loan Agreement and the Indenture and to carry out its obligations hereunder. By proper action, the Authority has duly authorized the execution and delivery of this Loan Agreement and the Indenture and the performance of its obligations thereunder.
(b)    The representations of the Authority in the Tax Certificate are true and correct as of the date hereof (subject to the qualifications set forth, and in reliance upon the sources of information described, in the Tax Certificate).
(c)    The Authority will issue the Bonds under, and the Bonds will be secured by, the Indenture, pursuant to which the Authority’s interest in this Loan Agreement (except the Retained Rights) will be pledged to the Trustee as security for payment of the principal of, premium, if any, and interest on the Bonds, as provided in the Indenture.
(d)    The Authority has not pledged and will not pledge its interest in this Loan Agreement for any purpose other than as provided in the Indenture.
(e)    The Authority is not in default under any of the provisions of the laws of the State of California, which default would affect its existence or its powers referred to in subsection (a) of this Section 2.2.
SECTION 2.3. Representations and Warranties of the Borrower. The Borrower makes the following representations and warranties as the basis for its undertakings herein contained:
(a)    The Borrower is a corporation duly organized and existing under the laws of the State of California, is in good standing in the State of California, has duly authorized, by proper action, the execution and delivery of this Loan Agreement, the Tax Certificate and the Continuing Disclosure Agreement and all other documents contemplated hereby to be executed by the Borrower and has the power to enter into and consummate the transactions contemplated by this Loan Agreement, the Tax Certificate and the Continuing Disclosure Agreement and all other documents contemplated hereby to be executed by the Borrower. This Loan Agreement, the Tax Certificate and the Continuing Disclosure Agreement have been duly authorized, executed and delivered by the Borrower. This Loan Agreement, when assigned to the Trustee pursuant to the Indenture, will constitute the legal, valid and binding agreement of the Borrower enforceable against the Borrower by the Trustee in accordance with its terms for the benefit of the Holders of the Bonds, and any rights of the Authority and obligations of the Borrower not so assigned to the Trustee constitute the legal, valid, and binding agreement of the Borrower enforceable against the Borrower by the Authority in accordance with its terms; except in each case as enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, by the application of equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity and by public policy.
(b)    Neither the execution and delivery of this Loan Agreement, the Tax Certificate and the Continuing Disclosure Agreement, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions hereof and thereof, conflicts with or results in a breach of any of the terms, conditions or provisions of the Borrower’s Articles of Incorporation or Bylaws or of any material actions or of any material agreement or instrument to which the Borrower is now a party or by which it is bound, or constitutes a default (with due notice or the passage of time or both) under any of the foregoing.
(c)    No consent or approval of any trustee or holder of any indebtedness of the Borrower or any guarantor of indebtedness of or other provider of credit or liquidity of the Borrower, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental authority (except (i) with respect to any state securities or “blue sky” laws or (ii) for the construction, use or operation of the Project which are expected by the Borrower to be obtained prior to the construction, use or operation of the Project) is necessary in connection with the execution and delivery of this Loan Agreement, the Tax Certificate or the Continuing Disclosure Agreement or the consummation of any transaction herein or therein contemplated, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect.
(d)    There is no action, suit, proceeding, inquiry or investigation, before or by any court or federal, state, municipal or other governmental authority, pending, or to the knowledge of the Borrower, after reasonable investigation, threatened, against or affecting the Borrower or the assets, properties or operations of the Borrower which, if determined adversely to the Borrower or its interests, would have a material adverse effect upon the consummation of the transactions contemplated by, or the validity of, this Loan Agreement, the Tax Certificate and the Continuing Disclosure Agreement, and the Borrower, to the best of its knowledge after reasonable inquiry, is not in default (and no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental authority, which default might have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Loan Agreement, the Tax Certificate and the Continuing Disclosure Agreement. The Borrower enjoys the peaceful and undisturbed possession of all of the premises upon which it is operating the Project, subject only to such rights of way, easements or other interests as do no materially and adversely affect the Borrower’s operation and use thereof.
(e)    The Costs of the Project are as set forth in the Tax Certificate dated the Date of Delivery and have been determined in accordance with standard engineering/construction and accounting principles. All the information and representations in the Tax Certificate are true and correct as of the date thereof.
(f)    Upon completion, the Project will consist of various equipment and facilities described in Exhibit A.
(g)    The Borrower has and will have title to or the right to use the property comprising the Project sufficient to carry out the purposes of this Loan Agreement.
(h)    All certificates, approvals, permits and authorizations of applicable local governmental agencies, the State of California and the federal government which are necessary prior to the commencement of the construction, use or operation of the Project either have been obtained and continue in force or are expected by the Borrower to be obtained prior to the construction, use or operation of the Project.
(i)    No event has occurred and no condition exists which would constitute an Event of Default (as defined in the Indenture) or which, with the passage of time or with the giving of notice or both would become such an Event of Default.
(j)    To the best of the knowledge of the Borrower, no member, officer, or other official of the Authority has any financial, ownership or managerial interest in the Borrower, any affiliate of the Borrower, this Loan Agreement or the Indenture or in the transactions contemplated by this Loan Agreement or the Indenture.
(k)    The Borrower and all Persons anticipated by the Borrower to be an owner or operator of the Project or a portion thereof are engaged in operations within California that require financing pursuant to this Loan Agreement and the Act to aid and assist in the control, remediation or elimination of pollution of the environment of the State of California.
(l)    The Project constitutes a “project” and the Borrower is a “participating party,” as such terms are defined in the Act.
(m)    The Borrower is a “Small Business” as classified pursuant to Title 13 Code of Federal Regulations, Part 121 (1994 edition) or (together with its affiliates) employs no more than 500 employees.
(n)    No disbursement to be paid or reimbursed from proceeds of the Bonds shall have been previously paid or reimbursed from the proceeds of any other Governmental Obligation, whether issued by the Authority or any other party.
(o)    All information provided by the Borrower and all representations made by the Borrower in its applications to the Authority are true and correct in all material respects.
ARTICLE III
CONSTRUCTION OF THE PROJECT; ISSUANCE OF THE BONDS
SECTION 3.1. Agreement to Construct the Project; Modifications of the Project.
(a)    The Borrower agrees that it will acquire, construct, renovate, improve, install and equip, or complete the acquisition, construction, renovation, improvement, installation and equipping of, the Project as it is described in Exhibit A hereto, and will acquire, construct, renovate, improve, install and equip all other facilities and real and personal property deemed necessary for the operation of the Project, in accordance with the description of the Project prepared by the Borrower and approved by the Authority, including any and all supplements, amendments and additions or deletions thereto or therefrom. The Borrower further agrees to proceed with due diligence to complete the Project within three years from the Date of Delivery. Except as otherwise permitted pursuant to this Section 3.1 or Section 5.2(a)(iv), the Borrower also agrees that it will own the Project during the term of this Loan Agreement or, if shorter, the useful life of any component of the Project. The Borrower also agrees that it will operate the Project (except such portion that is transferred to a Person other than a Participating Affiliate in accordance with Section 5.2) during the term of this Loan Agreement or, if shorter, the useful life of any component of the Project.
(b)    In the event that the Borrower desires to alter or change the Project described in Exhibit A hereto, the Borrower must first obtain the consent of the Authority to such changes. The Authority agrees that it will not unreasonably withhold consent to such changes if the revised elements of the Project are qualified under the Act, are consistent with the Borrower’s representations and warranties in Section 2.3 hereof and meet all other legal requirements of the Authority as if they were included in the description of the Project originally approved by the Authority. If the Authority consents to the proposed amendment or supplement, it will instruct the Trustee in writing to consent to, such amendment or supplement to Exhibit A as shall be required to reflect such alteration or change to the Project upon receipt of:
(i)    a Certificate of the Borrower describing in detail the proposed changes and stating that they will not have the effect of disqualifying the Project as facilities that may be financed pursuant to the Act;
(ii)    a copy of the form of amended or supplemented Exhibit A hereto approved by the Authority; and
(iii)    an Approving Opinion with respect to such proposed changes.
SECTION 3.2. Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund.
(a)    The Borrower will authorize and direct the Trustee, upon compliance with Section 3.03 of the Indenture, to disburse the moneys in the Project Fund to or on behalf of the Borrower only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:
(i)    Payment to the Borrower of such amounts, if any, as shall be necessary to reimburse the Borrower in full for all advances and payments made by it, at any time prior to or after the delivery of the Bonds, in connection with (A) the preparation of plans and specifications for the Project (including any preliminary study or planning of the Project or any aspect thereof) and (B) subject to any limitation imposed by subsection (vi) hereof, the acquisition, construction, renovation, improvement, installation and equipping of the Project.
(ii)    If the Project includes the construction or rehabilitation of a building, payment for labor, services, materials and supplies used by or furnished to the Borrower to improve the site and to acquire, construct, renovate, improve, install and equip the Project, as provided in the plans, specifications and work orders therefor; payment of the costs of acquiring, equipping, constructing, and installing utility services or other related facilities; payment of the costs of acquiring all real and personal property deemed necessary to construct the Project; insurance during the construction period; and payment of the miscellaneous expenses incidental to any of the foregoing items.
(iii)    Payment of the fees, if any, of architects, engineers, legal counsel and supervisors expended in connection with the acquisition, construction, renovation, improvement, installation and equipping of the Project.
(iv)    If the Project includes the construction of a building, payment of taxes including property taxes, assessments and other charges, if any, that may become payable during the construction period with respect to the Project, or reimbursement thereof, if paid by the Borrower.
(v)    Payment of expenses incurred in seeking to enforce any remedy against any contractor or subcontractor in respect of any default under a contract relating to the acquisition, construction, renovation, improvement, installation or equipping of the Project.
(vi)    Payment of any other Costs of the Project permitted by the Tax Certificate and the Act (including, without limitation, interest accruing on the Bonds during the construction period of the Project and reimbursement to the Borrower of costs of financing the Costs of the Project, but not including any Costs of Issuance).
All moneys remaining in the Project Fund after the Completion Date and after payment or provision for payment of all other items provided for in the preceding subsections (i) to (vi), inclusive, of this Section, shall be used in accordance with Section 3.03 of the Indenture.
Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.03 of the Indenture, signed by an Authorized Representative of the Borrower.
(b)    The Borrower will authorize and direct the Trustee, upon compliance with Section 3.04 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Borrower only for Costs of Issuance. Each of the payments referred to in this Section 3.2(b) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.04 of the Indenture, signed by an Authorized Representative of the Borrower.
(c)    The Borrower acknowledges that it shall not submit any requisitions to the Trustee for the payment of Costs of the Project from the Project Fund or any account therein, or for the payment of Costs of Issuance from the Costs of Issuance Fund or any account therein, unless it attaches to such requisition invoices evidencing each item requested for payment therein. In any instance where the requisition is for payment to the Borrower for reimbursement of costs previously paid, the Borrower shall attach the original invoices and other documentation to describe the original expenditures which were paid. If the Project consists of elements, which are only partially financed by the Bonds, the invoice/description must specifically identify the costs eligible for the tax-exempt financings to be paid from the Bonds.
(d)    Prior to the Completion Date, the Borrower may deliver a Request to the Authority to consent to the removal of a component of the Project that is no longer necessary for inclusion within the Project and the reasons therefore. If the Authority does not act within 30 days after such Request is received, such consent shall be deemed to be given. Upon such consent, the Borrower shall provide a written instruction to the Trustee to transfer a proportionate amount of moneys in the Project Fund associated with such removed component to the Surplus Account to be applied as provided in Section 3.03 of the Indenture.

SECTION 3.3. Establishment of Completion Date; Obligation of Borrower to Complete. Upon the final disbursement from the Project Fund, an Authorized Representative of the Borrower, on behalf of the Borrower, shall evidence the Completion Date by providing a Final Project Completion Certificate, substantially in the form attached hereto as Exhibit C, to the Trustee and the Authority.
At the time such certificate is delivered to the Trustee, moneys remaining in the Project Fund (other than moneys relating to provisional payments permitted by Section 3.2), including any earnings resulting from the investment of such moneys, shall be used as provided in Section 3.03 of the Indenture.
In the event the moneys in the Project Fund available for payment of the Costs of the Project should be insufficient to pay the costs thereof in full, the Borrower agrees to pay directly, or to deposit in the Project Fund moneys sufficient to pay, any costs of completing the Project in excess of the moneys available for such purpose in such Project Fund. The Authority makes no express or implied warranty that the moneys deposited in the Project Fund and available for payment of the Costs of the Project, under the provisions of this Loan Agreement, will be sufficient to pay all the amounts which may be incurred for such Costs of the Project. The Borrower agrees that if, after exhaustion of the moneys in the Project Fund, the Borrower should pay, or deposit moneys in the Project Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Authority, the Trustee or the Holders of any of the Bonds, nor shall it be entitled to any diminution of the amounts payable under Section 4.2 hereof.
SECTION 3.4. Investment of Moneys in Fund. Any moneys in any fund or account held by the Trustee shall, at the written request of an Authorized Representative of the Borrower, be invested or reinvested by the Trustee as provided in the Indenture. Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account.
ARTICLE IV
LOANS OF PROCEEDS; REPAYMENT PROVISIONS
SECTION 4.1. Loan of Bond Proceeds; Issuance of Bonds. The Authority covenants and agrees, upon the terms and conditions in this Loan Agreement, to make a loan to the Borrower of the proceeds of the Bonds (conditioned on the receipt thereof by the Authority) for the purpose of financing the Costs of the Project and the Costs of Issuance. The Authority further covenants and agrees that it shall take all actions within its authority to keep this Loan Agreement in effect in accordance with its terms. Pursuant to said covenants and agreements, the Authority will issue the

Bonds upon the terms and conditions contained in this Loan Agreement and the Indenture and will cause the Bond proceeds to be applied as provided in Article III of the Indenture.
SECTION 4.2. Repayment and Payment of Other Amounts Payable.
(a)    On or before each Bond Payment Date, until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Borrower covenants and agrees to pay to the Trustee as a repayment on the loan made to the Borrower from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on the next Bond Payment Date as principal of (whether upon maturity, redemption, acceleration or otherwise) and premium, if any, and interest on, the Bonds as provided in the Indenture (“Loan Repayments”). Such Loan Repayments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee.
Each Loan Repayment shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity, upon redemption or acceleration or otherwise) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that once per year, on the third Business Day following the Bond Payment Date of each November, any amount held by the Trustee in the Revenue Fund on the due date for a Loan Repayment hereunder shall be credited against the installment due on the next Bond Payment Date to the extent available for such purpose under the terms of the Indenture; and provided further that if at any time the amounts held by the Trustee in the Revenue Fund are sufficient to pay all of the principal of and interest and premium, if any, on, the Bonds as such payments become due, the Borrower shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Revenue Fund is insufficient to make any required payments of principal of (whether at maturity, upon redemption (including without limitation sinking fund redemption) or acceleration or otherwise) and interest and premium, if any, on, the Bonds as such payments become due, the Borrower shall forthwith pay such deficiency as a Loan Repayment hereunder.
(b)    The Borrower also agrees to pay (i) the acceptance fee and the annual fee of the Trustee for its ordinary services rendered as trustee and its ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other paying agent on the Bonds as provided in the Indenture, as and when the same become due, (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses (including, but not limited to reasonable attorneys’ fees and expenses) incurred by it under the Indenture, as and when the same become due, (iv) the cost of printing any Bonds required to be furnished by the Authority at the expense of the Authority, (v) the cost of printing and typesetting any preliminary official statement, official statement or other offering circular utilized in connection with the sale or remarketing of any Bonds and any amendment or supplement thereto, (vi) the Authority’s Administrative Fee, and (vii) any amounts required to be deposited in the Rebate Fund to comply with the provisions of Section 5.10 hereof and Section 6.06 of the Indenture and the payment of any rebate analyst. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.
(c)    The Borrower also agrees to pay, (i) as soon as practicable after receipt of request for payment thereof, all expenses required to be paid by the Borrower under the terms of the Bond Purchase Contract relating to the sale of the Bonds, executed by the Treasurer of the State, as agent for sale, the Authority and Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as underwriters of the Bonds, and the Borrower (the “Bond Purchase Contract”), which shall include all Costs of Issuance; and (ii) all reasonable expenses of the Authority related to the Project which are not otherwise required to be paid by the Borrower under the terms of this Loan Agreement; including, but not limited to, all Costs of Issuance, provided that the Authority shall have obtained the prior written approval of an Authorized Representative of the Borrower for any expenditures other than those provided for herein or in the Bond Purchase Contract.
(d)    The Borrower also agrees to pay fees and expenses of independent certified public accountants necessary for the preparation of annual or other audits, reports or summaries thereof required by the Indenture or by the Authority, including a report of an independent certified public accountant with respect to any fund established under the Indenture; and reasonable expenses of the Authority pursuant to Sections 44525 and 44548 of the California Health and Safety Code, and any agency of the State of California or any other counsel selected by the Authority to act on its behalf in connection with the Bonds.
(e)    In the event the Borrower should fail to make any of the payments required by subsections (a) through (d) of this Section, such payments shall continue as obligations of the Borrower until such amounts shall have been fully paid. The Borrower agrees to pay such amounts, together with interest thereon at the Default Rate, following a delinquency on the due date, in the event of payments required by subsection (a) of this Section, or of 30 days, in the event of payments required by subsections (b) through (d) of this Section, until such amount and all interest thereon have been paid in full. Interest on overdue payments required under subsection (a) above shall be applied as provided in Sections 2.03, 5.02 and 5.03 of the Indenture.
SECTION 4.3. Unconditional Obligation. The obligations of the Borrower to make the payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Authority, and during the term of this Loan Agreement, the Borrower shall pay all Loan Repayments (which payments shall be net of any other obligations of the Borrower) as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. Until such time as the principal of, premium, if any, sinking fund installments, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Borrower (i) will not suspend or discontinue any Loan Repayments; (ii) will perform and observe all of its other covenants contained in this Loan Agreement; and (iii) except as provided in Article VII hereof, will not terminate this Loan Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State of California or any political subdivision of either of these, or any failure of the Authority or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Loan Agreement or the Indenture, except to the extent permitted by this Loan Agreement.
SECTION 4.4. Assignment of Authority’s Rights. As security for the payment of the Bonds, the Authority will assign to the Trustee the Authority’s rights under this Loan Agreement, including the right to receive payments hereunder (except the Retained Rights), and the Authority hereby directs the Borrower to make the payments required hereunder (except such payments for expenses and indemnification) directly to the Trustee. The Borrower hereby assents to such assignment and agrees to make payments directly to the Trustee without defense or set-off by reason of any dispute between the Borrower and the Authority or the Trustee.
SECTION 4.5. Amounts Remaining in Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Trustee and paying agents in accordance with the Indenture, and (iii) all other amounts required to be paid under this Loan Agreement and the Indenture, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 10.01 of the Indenture.
ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS
SECTION 5.1. Right of Access to the Project. The Borrower agrees that during the term of this Loan Agreement, the Authority, the Trustee and the duly authorized agents of any of them shall have the right at all reasonable times during normal business hours to enter upon the site of the Project to examine and inspect the Project; provided, however, that reasonable notice shall be given to the Borrower prior to such examination or inspection. The rights of access hereby reserved to the Authority and the Trustee may be exercised only after such agent shall have executed release of liability and secrecy agreements if requested by the Borrower in the form then currently used by the Borrower, and nothing contained in this Section or in any other provision of this Loan Agreement shall be construed to entitle the Authority or the Trustee to any information or inspection involving the confidential trade or proprietary knowledge, expertise or know-how of the Borrower.
SECTION 5.2. The Borrower’s Maintenance of its Existence; Assignments; Permitted Transfers of the Project.
(a)    To the extent permitted by law, the Borrower covenants and agrees that during the term of this Loan Agreement it shall:
(i) maintain its existence as a corporation,
(ii) continue to maintain its status in good standing as either a California corporation or a foreign corporation qualified to do business in the State of California,

(iii) not dissolve, sell or otherwise dispose of all or substantially all of its assets, combine or consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into it so that the Borrower is not the resulting or surviving entity, except if:
(A)    (1) such resulting or surviving entity or transferee, as the case may be, is a Participating Affiliate or (2) five years shall have elapsed since the issuance of the Bonds;
(B)    such resulting or surviving entity or transferee, as the case may be, has executed and delivered to the Authority and the Trustee an Assignment and Assumption Agreement which provides: (I) certifications and evidence that such resulting or surviving entity or transferee qualifies to do business in the State of California and is in good legal standing, (II) an agreement by the surviving or resulting entity to pay and perform all of the obligations of the Borrower hereunder and under the Tax Certificate, and (III) representations and warranties by the surviving or resulting entity identical to the representations and warranties set forth in Section 2.3 hereof;
(C)    either (x) after giving effect to such transaction, such resulting or surviving entity or transferee, as the case may be, would be permitted to incur at least $1.00 of additional Funded Debt such that after giving effect to the issuance thereof and to the application of the proceeds thereof: (I) Consolidated Funded Debt shall not exceed 66-2/3% of Total Capitalization; and (II) Consolidated Net Income Available for Interest Charges for any period of 12 consecutive calendar months within the 15 consecutive calendar months immediately preceding the issuance of such Funded Debt shall be equal to or exceed 175% of Pro Forma Interest Charges; or (y) the credit rating on the Bonds, as determined by any Rating Agency then rating the Bonds, shall be no lower than the rating level of the Bonds immediately prior to the effective date of such dissolution, sale, disposition, combination, merger or consolidation; and
(D)    the Authority shall have received an Approving Opinion with respect to such dissolution, sale, disposition, combination, merger or consolidation and an Opinion of Counsel to the effect that the surviving, resulting, or transferee Person is a “participating party” as defined in the Act.
(iv) not sell, transfer, lease or otherwise dispose of (including any operating arrangements), or permit the sale, transfer, lease or disposal of (including any operating arrangements), the Project or portion of the Project other than equipment that has reached the end of its useful life, except in accordance with any of the following subsections:
(A)    The Borrower may sell, transfer, lease or otherwise dispose of (including any operating arrangements) any portion of the Project to a Participating Affiliate if the purchaser, transferee, lessee, operator or other recipient, as the case may be, has covenanted in a written instrument for the benefit of the Authority and the Borrower to comply with the instructions of the Borrower issued for the purpose of assuring that the Project be operated in conformance with this Loan Agreement, the Act, the Tax Certificate and federal tax law; provided that nothing in the foregoing shall diminish the Borrower’s obligation to cause the Project to be operated in conformance with this Loan Agreement, the Act, the Tax Certificate and federal tax law, including without limitation, the operation of the sold, transferred, disposed or leased portion of the Project. Any lease pursuant to the foregoing shall not permit sublease or assignment by the lessee unless such sublease or assignment would otherwise satisfy the requirements of this subsection.
(B)    The Borrower may sell, transfer or otherwise dispose of any portion of the Project that constitutes equipment if (1) such sale, transfer or disposition is to or with a Participating Affiliate or (2) such equipment is replaced by the Borrower or a Participating Affiliate with equipment of equal or greater value and utility that is used in the same manner and for the same purposes as the equipment so sold, transferred or otherwise disposed of, has a useful life at least equal to the remaining useful life of the equipment so sold, transferred or otherwise disposed of and is in the same location as the equipment so sold, transferred or disposed of, to the extent identified in Exhibit A hereto and the Authority shall have received an Approving Opinion with respect to such replacement.
(C)    The Borrower may sell, transfer, lease or otherwise dispose of (including any operating arrangements) any portion of the Project to a Person other than a Participating Affiliate, if,
(1)    the purchaser, transferee, lessee, operator or other recipient, as the case may be, has covenanted in a written instrument for the benefit of the Authority and the Borrower to comply with the instructions of the Borrower issued for the purpose of assuring that the Project be completed and operated in conformance with this Loan Agreement, the Act, the Tax Certificate and federal tax law; provided that nothing in the foregoing shall diminish the Borrower’s obligation to cause the Project to be completed and operated in conformance with this Loan Agreement, the Act, the Tax Certificate and federal tax law;
(2)    the credit rating on the Bonds, as determined by any Rating Agency then rating the Bonds, shall be no lower than the rating level of the Bonds immediately prior to the effective date of such sale, transfer, lease or disposition (or operating arrangement); and
(3)    the Authority shall have received (i) a certificate of good standing of the purchaser, transferee, lessee or operator, as the case may be, from the California Secretary of State and Franchise Tax Board, (ii) a copy of the document evidencing such sale, transfer, lease or disposition (or operating arrangement), (iii) an Approving Opinion with respect to such sale, transfer, lease or disposition (or operating arrangement), and (iv) an Opinion of Counsel to the effect that the surviving, resulting, or transferee Person is a “participating party” as defined in the Act.

(b)    Within 10 days after the consummation of the merger or other transaction described in Section 5.2(a)(iii) or (a)(iv), the Borrower shall provide the Authority and the Trustee with (i) counterpart copies of the documents constituting the transaction, (ii) if required to be delivered hereunder, the items set forth in Section 5.2(a)(iii) or (a)(iv), as the case may be, and (iii) a certificate of the Borrower stating that the such transaction complies with the provisions of Section 5.2(a)(iii) or (a)(iv), as the case may be. The Borrower shall give the Authority at least 30 days’ written notice prior to the effective date of any merger or other transaction described above, together with drafts of the documents of assumption and such other instruments (other than good standing certificates) as would be required to be delivered in connection therewith. The Borrower agrees to provide such other information as the Authority may reasonably request in order to assure compliance with this Section 5.2(a).
(c)    Notwithstanding any other provisions of Section 5.2(a), the Borrower need not comply with any of the provisions of Section 5.2(a) if, at the time of such merger, combination, sale or transfer of assets, dissolution or reorganization, the Bonds will be defeased or retired as provided in Article X of the Indenture or in the case of a sale of less than all of the assets acquired or constructed with proceeds of the Bonds, the Bonds will be defeased or retired in an amount proportional to the percentage of the original cost of such assets to the original net proceeds of the Bonds. The Borrower shall provide to the Authority a certificate of the Borrower setting forth the calculations evidencing that the amount of Bonds defeased or retired is proportional to the percentage of the original cost of such assets to the original net proceeds of the Bonds.
(d)    The rights and obligations of the Borrower under this Loan Agreement may be assigned by the Borrower to any Person in whole or in part, subject, however, to each of the following conditions:
(i)    No assignment other than pursuant to paragraph (a) of this Section shall relieve the Borrower from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to paragraph (a) of this Section the Borrower shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and for performance and observance of the other agreements herein provided to be performed and observed by it.
(ii)    Any assignment from the Borrower under this subsection (d) shall retain for the Borrower such rights and interests as will permit it to perform its obligations under this Loan Agreement, if applicable, and any assignee from the Borrower shall assume in writing the obligations of the Borrower hereunder to the extent of the interest assigned.
(iii)    The Borrower shall give the Authority 30 days’ prior written notice of any assignment under this subsection (d), and shall, within 30 days after delivery thereof, furnish or cause to be furnished to the Authority and the Trustee a true and complete copy of each such assignment together with an instrument of assumption and an Opinion of Counsel satisfactory to the Authority that the provisions of this Section 5.2(d) have been complied with.
Notwithstanding the foregoing, the Borrower may assign (without the consent of the Authority) its entire interest in this Loan Agreement without recourse and have no further liability for any obligations under this Loan Agreement if the consent of the Bondholders has been obtained directly or constructively pursuant to the terms of this Loan Agreement or the Indenture, and the conditions of the foregoing subsection (d)(iii) are satisfied.
(e)    The Borrower may undertake any transaction not expressly permitted by Section 5.2(a) or 5.2(d) if the Authority consents to such transaction in writing. The Borrower must request any such written consent prior to undertaking any such transaction and provide to the Authority such information, reports and documents relating to the transaction as the Authority may reasonably request. The Authority may respond to such request of the Borrower at any time within 45 days of such request. If the Authority has not responded to such request within the 45-day period, the Authority will be deemed to have consented to such transaction.
(f)    If a merger, consolidation, sale or other transfer is effected as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.
SECTION 5.3. Records and Financial Statements of Borrower.
(a)    The Borrower covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Borrower. Such books of record and account shall be available for inspection by the Authority, the Trustee and the duly authorized agents of any of them at reasonable hours, under reasonable circumstances and after reasonable prior notice to the Borrower.
(b)    The Borrower further covenants and agrees, within 120 days after the end of each Fiscal Year, to furnish to the Authority and the Trustee a Certificate of the Borrower stating that its financial statements have been completed and that no event which constitutes a Loan Default Event or which with the giving of notice or the passage of time or both would constitute a Loan Default Event has occurred and is continuing as of the end of such Fiscal Year, or specifying the nature of such event and the actions taken and proposed to be taken by the Borrower to cure such default.
SECTION 5.4. Insurance. The Borrower agrees to insure the Project or cause the Project to be insured during the term of this Loan Agreement for such amounts and for such occurrences and subject to such deductibles and self-retentions, as are customary for similar facilities within the State of California, by means of policies issued by reputable insurance companies qualified to do business in the State of California or through self-insurance. The Borrower agrees to deliver, upon request, to the Authority and the Trustee memorandum copies of the insurance policies or certificates of insurance covering the Project, and the certification by an insurance consultant that the insurance on the Project meets the above requirements.
SECTION 5.5. Maintenance and Repair; Taxes; Utility and Other Charges. The Borrower agrees to maintain the Project, or cause the Project to be maintained, during the term of this Loan Agreement (i) in as reasonably safe condition as its operations shall permit, (ii) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof and (iii) in a manner consistent with State law, including, without limitation, the Act and all environmental laws.
The Borrower agrees to pay or cause to be paid during the term of this Loan Agreement all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof, including any taxes levied against any portion of the Project which, if not paid, will become a charge on the receipts from the Project prior to or on a parity with the charge thereon and the pledge or assignment thereof to be created therefrom or under this Loan Agreement, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of any portion of the Project and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project, provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Borrower shall be obligated to pay only such installments as are required to be paid during the term of this Loan Agreement. The Borrower may, at the Borrower’s expense and in the Borrower’s name, in good faith, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture.
The Borrower agrees to maintain all certificates, approvals, permits and authorizations described in Section 2.3(h) necessary for the construction, as applicable, use or operation of the Project.
SECTION 5.6. Qualification in California. The Borrower agrees that throughout the term of this Loan Agreement it, or any successor or assignee as permitted by 5.2, will be qualified to do business in the State of California.
SECTION 5.7. General Tax Covenants. It is the intention of the parties hereto that interest on the Bonds shall be and remain Tax-exempt, and to that end the Borrower and the Authority covenant to comply with all of their respective requirements in the Tax Certificate, in this Section and in Section 5.8 which are for the benefit of the Trustee and each and every Holder of the Bonds. The Borrower’s obligations in the Tax Certificate are incorporated herein as if fully set forth herein.
SECTION 5.8. Special Arbitrage Certifications; Rebate. The Borrower acknowledges that it has read Sections 5.05 and 6.06 of the Indenture and that it will comply with the requirements of those sections as if they were set forth in full in this Loan Agreement. The Borrower shall calculate, or cause to be calculated, its rebate liability at such times as are required by Section 148(f) of the Code and any temporary, proposed or final Regulations as may be applicable to the Bonds from time to time. The Borrower shall provide to the Trustee a copy of each calculation of rebate liability prepared by or on behalf of the Borrower, which documentation shall be made available to the Authority upon request.
SECTION 5.9. Notice and Certificates To Trustee. (1)  Unless waived in writing, in whole or in part, by the Authority, the Borrower hereby agrees to provide the Authority and the Trustee with the following:

(a)    On or before June 15 and December 15 of each year during which any of the Bonds are Outstanding, commencing June 15, 2017, a Certificate of the Borrower that: (i) all payments required under this Loan Agreement have been made and (ii) any applicable third party credit support will continue in full force during the succeeding twelve months, or explaining why not;
(b)    Within 120 days of the end of its fiscal year, a Certificate of the Borrower that it has complied with the requirements to make reports, including reports concerning financial statements pursuant to Section 5.3(b);
(c)    Promptly upon knowledge of an Event of Default, a written notice of such Event of Default, such notice to include a description of the nature of such event and what steps are being taken to remedy such Event of Default; and
(d)    On or before December 15 of each year during which any of the Bonds are Outstanding, (i) a written disclosure of any significant change known to the Borrower which would adversely impact the Trustee’s ability to perform its duties under the Indenture, or of any conflicts which may result because of other business dealings between the Trustee and the Borrower, and (ii) a representation of the Borrower that all certificates, approvals, permits and authorizations described in Section 2.3(h) that are necessary for the construction, as applicable, use or operation of the Project continue in full force and effect, provided that with respect to any such certificate, approval, permit or authorization that must issue without discretion on the part of the issuer thereof, the Borrower need only disclose the absence of such certificate, approval, permit or authorization and the Borrower’s plan to acquire it.
(2)    The Borrower agrees to provide the Authority and the Trustee the certificate set forth in Exhibit D hereto on each June 15 commencing June 15, 2017.
(3)    The Borrower agrees to provide the Authority and CDLAC with certifications of compliance with the terms and conditions set forth in that certain Resolution No. 13-111-09 adopted by the Authority on December 6, 2016 (the “Allocation Resolution”), when reasonably requested by the Authority or CDLAC.
SECTION 5.10. Financing and Continuation Statements. The Borrower hereby agrees to file all financing and continuation statements required to be filed, if any, relating to the Bonds and their security and provide copies of such filings to the Trustee. In addition, the Borrower, on demand, will execute and deliver one or more financing statements, chattel mortgages or other instruments, to evidence more effectively the security interest of Trustee and the Bondholders in the property subject to the lien of the Indenture.
SECTION 5.11. Continuing Disclosure. The Borrower hereby covenants and agrees to comply with the continuing disclosure requirements promulgated under S.E.C. Rule 15c2-12, as it may from time to time hereafter be amended or supplemented. Notwithstanding any other provision of this Loan Agreement, failure of the Borrower to comply with the requirements of S.E.C. Rule 15c2-12, as it may from time to time hereafter be amended or supplemented, shall not be considered a Loan Default Event; however, the Trustee at the written request of the Holders of at least 25% aggregate principal amount of Outstanding Bonds, shall, but only to the extent indemnified to its satisfaction from and against any cost, liability or expense of any kind whatsoever related thereto, including, without limitation, fees and expenses of its attorneys and advisors and additional fees and expenses of the Trustee, or any Bondholder or beneficial owner of the Bonds, may, take such actions as may be necessary and appropriate, including seeking mandate or specific performance by court order, to cause the Borrower to comply with its obligations pursuant to this Section 5.11. The Borrower acknowledges and agrees that the Authority shall have no liability with respect to these obligations.
SECTION 5.12. Changes to the Project. The Borrower shall not make any changes to the Project or to the operation thereof which would affect the qualification of the Project under the Act or impair the exemption from federal income taxation of the interest on the Bonds.
ARTICLE VI
LOAN DEFAULT EVENTS AND REMEDIES
SECTION 6.1. Loan Default Events. Any one of the following which occurs and continues shall constitute a Loan Default Event:
(a)    failure of the Borrower to make any payment required by Section 4.2(a) hereof when due; or
(b)    failure of the Borrower to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Loan Agreement other than as provided in (a), which continues for a period of 30 days after written notice delivered to the Borrower, which notice shall specify such failure and request that it be remedied, given to the Borrower by the Authority or the Trustee, unless the Authority and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Authority and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued until the default is corrected; and provided further, if any such failure obligates the Borrower to prepay Loan Repayments pursuant to Section 7.3(b) hereof, and such prepayment is in fact made by the Borrower and the Bonds are redeemed as provided in Section 4.01(3) of the Indenture, then such failure by the Borrower shall not constitute a Loan Default Event under this Loan Agreement; or
(c)    existence of an Event of Default under and as defined in Section 7.01(a), (b) or (c) of the Indenture; or
(d)    any representation or warranty of the Borrower set forth in Section 2.3 of this Loan Agreement at the time made or deemed made is false in any material respect; provided however, if any such materially false representation or warranty obligates the Borrower to prepay Loan Repayments pursuant to Section 7.3(b) hereof, and such prepayment is in fact made by the Borrower and the Bonds are redeemed as provided in Section 4.01(3) of the Indenture, then such failure by the Borrower shall not constitute a Loan Default Event under this Loan Agreement.

The provisions of subsection (b) of this Section are subject to the limitation that the Borrower shall not be deemed in default if and so long as the Borrower is unable to carry out its agreements hereunder by reason of strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or of the State of California or any of their departments, agencies, or officials, or any civil or military authority; insurrections, riots, epidemics, landslides; lightning; earthquake; fire; hurricanes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; wars; acts of terrorism; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Borrower; it being agreed that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Borrower, and the Borrower shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Borrower, unfavorable to the Borrower. This limitation shall not apply to any default under subsections (a), (c) or (d) of this Section.
SECTION 6.2. Remedies on Default. Subject to Section 6.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,
(a)    The Trustee, by written notice to the Authority and the Borrower, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Loan Agreement to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.01 of the Indenture.
(b)    The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Borrower; provided that the Trustee shall be obligated to protect the confidentiality of such information, except to the extent prohibited by State and federal law, and to prevent its disclosure to the public, except the Authority.
(c)    The Authority or the Trustee may take whatever other action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Loan Agreement, provided, however, that acceleration of the unpaid balance of the Loan Repayments is not a remedy available to the Authority.
In case the Trustee or the Authority shall have proceeded to enforce its rights under this Loan Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee or the Authority, then, and in every such case, the Borrower, the Trustee and the Authority shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Borrower, the Trustee and the Authority shall continue as though no such action had been taken.
The Borrower covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Repayment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Borrower will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue at the Default Rate. The Default Rate shall be in effect following such due date and shall remain in effect until such overdue amount has been paid.
In case the Borrower shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Borrower and collect in the manner provided by law the moneys adjudged or decreed to be payable.
In case proceedings shall be pending for the bankruptcy or for the reorganization of the Borrower under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Borrower or in the case of any other similar judicial proceedings relative to the Borrower, or the creditors or property of the Borrower, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Loan Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Borrower, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by it up to the date of such distribution.
SECTION 6.3. Agreement to Pay Attorneys’ Fees and Expenses. In the event the Borrower should default under any of the provisions of this Loan Agreement and the Authority or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Loan Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower herein contained (other than litigation of disputes between the Authority and the Borrower), the Borrower agrees to pay and indemnify the Authority or the Trustee for the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Authority or the Trustee.
SECTION 6.4. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Authority or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. The Trustee and the

Holders of the Bonds shall be considered third party beneficiaries for the purposes of enforcing the rights of the Authority and their own respective rights.
SECTION 6.5. No Additional Waiver Implied by One Waiver. In the event any agreement or covenant contained in this Loan Agreement should be breached by the Borrower and thereafter waived by the Authority or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
ARTICLE VII
PREPAYMENT
SECTION 7.1. Redemption of Bonds with Prepayment Moneys. By virtue of the assignment of the rights of the Authority under this Loan Agreement to the Trustee as is provided in Section 4.4 hereof, the Borrower agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VII. The Trustee shall use the moneys so paid to it by the Borrower to redeem the Bonds on the date set for such redemption pursuant to Section 7.5 hereof. The Authority shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Borrower pursuant to the Indenture or this Loan Agreement.
SECTION 7.2. Option to Prepay Installments. The Borrower shall have the option to prepay in whole or in part the Loan Repayments required by Section 4.2(a) hereof by paying to the Trustee, for deposit in the Revenue Fund, the amount set forth in Section 7.4 hereof and to cause all or any part of the Bonds to be redeemed at the time and at the price set forth in Section 4.01(4) of the Indenture.
SECTION 7.3. Mandatory Prepayment. The Borrower shall have and hereby accepts the obligation to prepay in whole (or, as provided in Section 7.3(b), in part) the Loan Repayments required by Section 4.2(a) of this Loan Agreement, together with interest accrued, but unpaid, thereon, to be used to redeem all or a part of the Outstanding Bonds under any of the following circumstances:
(a)    if and when as a result of any changes in the Constitution of the United States of America or the California Constitution or as a result of any legislative, judicial or administrative action, this Loan Agreement shall have become void or unenforceable or impossible of performance in accordance with the intention and purposes of the parties hereto, or shall have been declared unlawful;
(b)    if, due to the untruth or inaccuracy of any representation made by the Borrower in this Loan Agreement or in connection with the offer and sale of the Bonds, or the breach of any covenant or warranty of the Borrower contained in this Loan Agreement or in the Tax Certificate, interest on the Bonds, or any of them, is determined not to be Tax-exempt to the Holders thereof. For purposes of the preceding sentence, Bonds are determined to not be Tax-exempt if there is either (i) an opinion of Bond Counsel, requested by the Borrower or the Authority and addressed to the Authority and the Trustee, to the effect that interest on the Bonds, or any of them, is not Tax-exempt or would not be Tax-exempt unless all or part of the Bonds are redeemed pursuant to Section 4.01(3) of the Indenture, (ii) a final administrative determination of the Internal Revenue

Service to that effect, (iii) a judicial decision of a court of competent jurisdiction to that effect in a proceeding of which the Borrower received notice and was afforded an opportunity to participate in to the full extent permitted by law, or (iv) a redemption of all or a portion of the Bonds is required under the terms of a closing agreement or other similar agreement with the Internal Revenue Service settling an issue raised in connection with an audit of the Bonds. A determination or decision will be considered final for this purpose when all periods for administrative and judicial review have expired; or
(c)    if mandatory redemption is required by Section 4.01(2) or 4.01(3) of the Indenture.
The amount payable by the Borrower in the event of a prepayment required by this Section shall be determined as set forth in Section 7.4 and shall be deposited in the Revenue Fund.
SECTION 7.4. Amount of Prepayment. In the case of a prepayment of the entire amount due hereunder pursuant to Section 7.2 or 7.3 hereof, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses of the Authority, the Trustee and any paying agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Borrower accrued and to accrue under this Loan Agreement.
In the case of partial prepayment of the Loan Repayments pursuant to Section 7.2 or 7.3 hereof, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds. All partial prepayments of the Loan Repayments shall be applied in inverse order of the due dates thereof.
SECTION 7.5. Notice of Prepayment. To exercise an option granted in or to perform an obligation required by this Article VII, the Borrower shall give written notice, at least 15 days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.03 of the Indenture, to the Authority and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. If the Borrower fails to give such notice of a prepayment in connection with a mandatory redemption under this Loan Agreement, such notice may be given by the Authority, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding. The Authority and the Trustee, at the request of the Borrower or any such Bondholders, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Authority shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the then Outstanding Bonds, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture.

ARTICLE VIII
NON-LIABILITY OF AUTHORITY; EXPENSES; INDEMNIFICATION
SECTION 8.1. Non-Liability of Authority. The Authority shall not be obligated to pay the principal of, or premium, if any, or interest on the Bonds, except from Revenues. The Borrower hereby acknowledges that the Authority’s sole source of moneys to repay the Bonds will be provided by the payments made by the Borrower pursuant to this Loan Agreement, together with other Revenues, including investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal of, and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Borrower shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Borrower, the Authority or any third party, subject to any right of reimbursement by the Borrower from the Trustee, the Authority or any such third party, as the case may be.
SECTION 8.2. Expenses. The Borrower covenants and agrees to pay and to indemnify the Authority and the Trustee against all costs and charges, including reasonable fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Loan Agreement, the Bonds or the Indenture.
SECTION 8.3. Indemnification. The Borrower releases the Authority and the Trustee from, and covenants and agrees that neither the Authority nor the Trustee shall be liable for, and covenants and agrees, to the extent permitted by law, to indemnify and hold harmless the Authority and the Trustee and their members, officers, employees and agents from and against, any and all losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys’ fees, litigation and court costs, amounts paid in settlement and amounts paid to discharge judgments), of every conceivable kind, character and nature whatsoever (including, without limitation, federal and state securities laws) arising out of, resulting from or in any way connected with (1) the Project, or the conditions, occupancy, use, possession, conduct or management of, or work done in or about the Project or the other facilities of the Borrower or its affiliates, or from the planning, design, acquisition, construction, rehabilitation, renovation, improvement, installation or equipping of the Project or any part thereof; (2) the issuance, sale or resale of any Bonds or any certifications or representations made in connection therewith, the execution and delivery of this Loan Agreement, the Indenture or the Tax Certificate or any amendment thereto and the carrying out of any of the transactions contemplated by the Bonds, the Indenture and this Loan Agreement; (3) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its powers or duties under the Indenture or this Loan Agreement; (4) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact required to be stated or necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the Authority or any underwriter or placement agent in connection with the sale of any Bonds or in any disclosure made by Borrower to comply with the requirements of S.E.C. Rule 15c2-12 or in any continuing disclosure agreement or any other agreement relating to the Bonds;

(5) any violation of any Environmental Regulations or the release of any Hazardous Substance from, on or near the Project or any other facilities of the Borrower or its affiliates; (6) the defeasance and/or redemption, in whole or in part, of the Bonds; or (7) any declaration of taxability of interest on the Bonds, or allegations that interest on the Bonds is taxable or any regulatory audit or inquiry regarding whether interest in the Bonds is taxable; provided that with respect to indemnification of the Authority and its members, officers, employees and agents, such indemnity shall not be required for damages that result from the gross negligence or willful misconduct on the part of the party seeking such indemnity and with respect to any other indemnified party, such indemnity shall not be required for damages that result from the negligence or willful misconduct on the part of the party seeking such indemnity. The Borrower further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Authority and the Trustee and their members, officers, employees and agents for any and all costs, reasonable attorneys fees and expenses, liabilities or other expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims, damages, liabilities, expenses or actions, except to the extent that the same arise out of the gross negligence or willful misconduct of the Authority and its members, officers, employees and agents claiming such payment or reimbursement or out of the negligence or willful misconduct of the Trustee and its members, officers, employees and agents claiming such payment or reimbursement. The provisions of this Section and Section 4.2(b) shall survive any resignation or removal of the Trustee, the retirement of the Bonds and the termination of this Loan Agreement.
ARTICLE IX
MISCELLANEOUS
SECTION 9.1. Notices. All notices, certificates or other communications shall be deemed sufficiently given on the second day following the day on which the same have been mailed by certified mail, postage prepaid, addressed to the Authority, the Borrower or the Trustee, as the case may be, as follows, and such communications shall also be deemed sufficiently given to the Trustee if sent by facsimile with confirmed receipt:

To the Authority:	California Pollution Control Financing Authority 915 Capitol Mall, 5th Floor Sacramento, CA 95814 Attn: Executive Director Fax Number: (916) 657-4821
To the Borrower:	San Jose Water Company 110 West Taylor Street San Jose, CA 95110 Attn: Chief Financial Officer and Treasurer Fax Number: (408) 279-7934
To the Trustee:	The Bank of New York Mellon Trust Company, N.A. 100 Pine Street, Suite 3200 San Francisco, CA 94111 Attn: Corporate Trust Department Fax Number: (415) 399-1647

Any notice given to the Borrower as provided above shall be deemed to have been given to any affiliate of the Borrower affected by such notice.
A duplicate copy of each notice, certificate or other communication given hereunder by either the Authority or the Borrower to the other shall also be given to the Trustee. The Authority, the Borrower and the Trustee may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.
SECTION 9.2. Severability. If any provision of this Loan Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.
SECTION 9.3. Execution of Counterparts. This Loan Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument; provided, however, that for purposes of perfecting a security interest in this Loan Agreement by the Trustee under Article 9 of the California Uniform Commercial Code, only the counterpart delivered, pledged, and assigned to the Trustee shall be deemed the original.
SECTION 9.4. Amendments, Changes and Modifications. Except as otherwise provided in this Loan Agreement or the Indenture, subsequent to the initial issuance of Bonds and prior to their payment in full, or provision for such payment having been made as provided in the Indenture, this Loan Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee, given in accordance with Section 6.07(b) of the Indenture; provided, however, that Sections 5.3(b) and/or 5.9 hereof and Exhibit D hereto may be amended by the Authority without such written consent for the purpose of changing or otherwise deleting the Borrower’s requirements to deliver such certificates and statements described therein.
SECTION 9.5. Governing Law; Venue. This Loan Agreement shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State. This Loan Agreement shall be enforceable in the State, and any action arising out of this Loan Agreement shall be filed and maintained in the Sacramento County Superior Court, Sacramento, California, unless the Authority waives this requirement.
SECTION 9.6. Authorized Representative. Whenever under the provisions of this Loan Agreement the approval of the Borrower is required or the Borrower is required to take some action at the request of the Authority, such approval or such request shall be given on behalf of the Borrower by an Authorized Representative, and the Authority and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.
SECTION 9.7. Term of the Agreement. This Loan Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds is Outstanding or the Trustee holds any moneys under the Indenture, whichever is later. All representations and certifications by the Borrower as to all matters affecting the Tax-exempt status of the Bonds shall survive the termination of this Loan Agreement.
SECTION 9.8. Binding Effect; Third Party Beneficiary. This Loan Agreement shall inure to the benefit of and shall be binding upon the Authority, the Borrower and their respective successors and assigns; subject, however, to the limitations contained in Section 5.2 hereof. The parties agree that CDLAC is a third party beneficiary of this Loan Agreement for purposes of enforcing the terms and conditions set forth in the Allocation Resolution.
SECTION 9.9. Survival of Fee Obligation; No Prevailing Party. The right of the Authority and the Trustee to receive any fees or be reimbursed for any expenses incurred pursuant to this Loan Agreement, and the right of the Authority and the Trustee to be protected from any liability as provided in this Loan Agreement, shall survive the retirement of the Bonds and the termination of this Loan Agreement. Nothing in this Loan Agreement shall be construed to provide for the award of attorney’s fees and costs to the Authority or the Borrower for the enforcement of this Loan Agreement, as described in Section 1717 of the California Civil Code. Nothing in this Section 9.9 affects the rights of the Trustee as provided herein or in the Indenture.
SECTION 9.10. Liability of Authority Limited to Revenues. Notwithstanding anything in this Loan Agreement or in the Bonds contained, the Authority shall not be required to advance any moneys derived from any source other than the Revenues and other assets pledged under the Indenture for any of the purposes in the Indenture mentioned, whether for the payment of the principal of or interest on the Bonds or for any other purpose of the Indenture. Nevertheless, the Authority may, but shall not be required to, advance for any of the purposes hereof any funds of the Authority which may be made available to it for such purposes. NEITHER THE FULL FAITH AND CREDIT NOR THE TAXING POWER OF THE STATE OF CALIFORNIA OR ANY POLITICAL SUBDIVISION THEREOF OR ANY LOCAL AGENCY IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF, PREMIUM, IF ANY, OR INTEREST ON THE BONDS. The Authority shall not be liable for any costs, expenses, losses, damages, claims or actions, of any conceivable kind on any conceivable theory, under or by reason of or in connection with this Loan Agreement, the Bonds or the Indenture, except only to the extent amounts are received for the payment thereof from the Borrower under this Loan Agreement; provided the Borrower shall not be required to pay the fees and expenses of the Authority’s counsel incurred in connection with the issuance of the Bonds.
The Borrower hereby acknowledges that the Authority’s sole source of moneys to repay the Bonds will be provided by the payments made by the Borrower to the Trustee pursuant to this Loan Agreement, together with investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal (or redemption price) and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Borrower shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal (or redemption price) or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Borrower, the Authority or any third party, subject to any right of reimbursement from the Trustee, the Authority or any such third party, as the case may be, therefor.
SECTION 9.11. Waiver of Personal Liability. No member, officer, agent or employee of the Authority or any director, officer, agent or employee of the Borrower shall be individually or personally liable for the payment of any principal (or redemption price) or interest on the Bonds or any sum hereunder or under the Indenture or be subject to any personal liability or accountability by reason of the execution and delivery of this Loan Agreement; but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Loan Agreement.
SECTION 9.12. Opinion of Bond Counsel. The Borrower acknowledges and agrees to comply with Section 11.14 of the Indenture.
SECTION 9.13. Complete Agreement. The parties agree that the terms and conditions of this Loan Agreement supersede those of all previous agreements between the parties relative to the Bonds, and that this Loan Agreement, together with the documents referred to in this Loan Agreement, contains the entire agreement relative to the Bonds between the parties hereto.

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IN WITNESS WHEREOF, the California Pollution Control Financing Authority has caused this Loan Agreement to be executed in its name and its seal to be hereunto affixed by its duly authorized representatives, and the Borrower has caused this Loan Agreement to be executed in its name all as of the date first above written.

CALIFORNIA POLLUTION CONTROL FINANCING AUTHORITY
	BY:	John Chiang, Chairman

	BY:	/s/ Steve Juarez
Deputy Treasurer

[SEAL]
	BY:	/s/ Reneé Webster-Hawkins
Executive Director

SAN JOSE WATER COMPANY

BY:
/s/ James P. Lynch
Authorized Representative

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EXHIBIT A

DESCRIPTION OF THE PROJECT

To the extent they will prevent the pollution and contamination of drinking water and improve the quality of water, the Project includes the financing of certain capital costs relating to (i) improvements to the structures and facilities that are integral to the supply of water throughout the Borrower’s water supply system (the “Water System”), including treatment plants, wells, reservoirs, tanks, pump stations and other functionally related structures and facilities, (ii) improvements to the distribution system, including construction of new mains and replacement of existing mains, (iii) the acquisition of equipment for the Water System and (iv) other capital projects functionally related and subordinate to such facilities (collectively, the “Project Facilities”). The Project Facilities are located in the service area of the Borrower in portions of the Cities of San Jose and Cupertino, the Cities of Campbell, Monte Sereno, and Saratoga, the Town of Los Gatos and adjacent unincorporated territories in the County of Santa Clara (the “Service Area”), in particular, the following:

•	Main replacements and tie-ins to water mains throughout the Service Area.

•
Replacement of wells and pumping equipment in stations located at McLaughlin, Pike, Almaden Valley, Cahalan and Cypress Stations, all in the City of San Jose, Town of Los Gatos and in other stations throughout the Service Area.

•	Implementation of major treatment plant process upgrades at the Montevina Water Treatment Plant at 18300 Highway 17 in the Town of Los Gatos.

•
Installation of recycled water pipes along the Alignments “A” and “R” from the City of San Jose Recycled Water Pipelines Project. Alignment A is located within the Golden Triangle on Zanker Road, Bering Drive, Karina Court and Component Drive. Alignment R is an area bordered by Highway 87, Highway 101, North First Street and Sonora Avenue, all in the City of San Jose.

•
(i) Replacement of meters, hydrants, appurtenances and service parts, (ii) replacement and installation of various components of storage tanks and reservoirs and (iii) purchase and implementation of hardware and software, all throughout the Service Area.

•	Construction of a new tank and station on McKean Road in San Jose as well as the associated transmission pipeline from the new station.

•
Replacement of necessary office, operational, maintenance and security equipment, computers, peripherals, vehicles, appurtenances, structures and non-specifics located primarily at 1265 South Bascom Avenue and 110 West Taylor Street, in the City of San Jose and throughout the Service Area.

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EXHIBIT B

LEASES RELATING TO THE PROJECT

None.

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EXHIBIT C

FINAL PROJECT COMPLETION CERTIFICATE

To:	The Bank of New York Mellon Trust Company, N.A. 100 Pine Street, Suite 3200 San Francisco, CA 94111 Attn: Corporate Trust Department	California Pollution Control Financing Authority (the “Authority”) 915 Capitol Mall, 5th Floor Sacramento, CA 95814 Attn: Executive Director

RE:    Final Project Completion Certification
This Final Project Completion Certificate is being provided to you pursuant to the requirements of the Loan Agreement between the Authority and the Borrower (as defined below) with respect to the Bonds (as defined below), whereon upon the final disbursement from the Project Fund relating to the below-referenced bonds, the Borrower shall have an Authorized Representative of the Borrower, on behalf of the Borrower, evidence the Completion Date of the project by providing a certificate to the Trustee and the Authority stating the Costs of the Project to the date of this Final Project Completion Certificate and the components of the Project as described in Exhibit A of the Loan Agreement (see attached). Such information is provided below.
BOND INFORMATION
Borrower Name (the “Borrower”): San Jose Water Company
Project Name(s): Please list.

Bond Name and Series: California Pollution Control Financing Authority Revenue Bonds (San Jose Water Company Project) Series 2016 (the “Bonds”)
Bond Closing Date:    December 20, 2016
Bond Amount Issued:    $70,000,000
PROJECT INFORMATION

Project Address: Project Commencement Date: Project Completion Deadline: Completion Date:	(From Exhibit A of the Loan Agreement) (Actual)

BREAKDOWN OF EXPENDITURES OF BOND PROCEEDS			BREAKDOWN OF EXPENDITURE OF NON-BOND PROCEEDS
Project Cost by Item (From the Tax Certificate and Agreement	Amount		Amount

TOTAL:	$		$

Amount of Bond Proceeds remaining in the Project Fund		$

To the date hereof, the acquisition, construction, renovation, rehabilitation, improvement, installation and equipping have been conducted substantially in accordance with the plans, specifications and work orders therefor, and all labor, services, materials and supplies used in the acquisition, construction, renovation, rehabilitation, improvement, installation and equipping have been paid or provided for. To the date hereof, all other facilities necessary in connection with the Project have been acquired, constructed, renovated, rehabilitated, improved, installed and equipped in accordance with the plans and specifications and work orders therefor and all costs and expenses incurred in connection therewith have been paid or provided for.
The Borrower certifies that all proceeds of the Bonds were spent on the Project and/or on costs of issuance of the Bonds. The Project as described in Exhibit A included certain initial specifications, but contemplated variances of certain terms within specified parameters. Any such variances to the date hereof are described below:
PROJECT VARIANCES (If Any):

This certificate is given without prejudice to any rights of the Borrower against third parties for any claims or for the payment of any amount not then due and payable which obligation has been incurred at the date of this certificate or which may subsequently be incurred.

I represent and warrant that I have full authority to execute this Final Project Completion Certificate on behalf of the Borrower. I certify that the foregoing certification is true and correct.

SAN JOSE WATER COMPANY __________________________________ Borrower’s Authorized Representative(s)

Attachments [Photos of completed project(s)]

EXHIBIT D

FORM OF ANNUAL BORROWER CERTIFICATE
The Bank of New York Mellon Trust Company, N.A.
100 Pine Street, Suite 3200
San Francisco, CA 94111
Attn: Corporate Trust Department
California Pollution Control Financing Authority
915 Capitol Mall, 5th Floor
Sacramento, CA 95814
Attn: Executive Director

Description of Bond Issue California Pollution Control Financing Authority Revenue Bonds (San Jose Water Company Project) Series 2016	Principal Amount Issued $70,000,000
Borrower – San Jose Water Company
The following lists of items are required per the Loan Agreement for the above-referenced financing. Please signify compliance or, if an item has been waived by the Authority pursuant to the Loan Agreement so indicate, and send this notice to the above-referenced participants.
1.    Per section 5.8 of the Loan Agreement, Borrower is required to calculate rebate liability. Section 5.8 reads, in part, as follows:
“…The Borrower shall calculate, or cause to be calculated, its rebate liability at such times as are required by Section 148(f) of the Code and any temporary, proposed or final Regulations as may be applicable to the Bonds from time to time. The Borrower shall provide to the Trustee a copy of each calculation of rebate liability prepared by or on behalf of the Borrower, which documentation shall be made available to the Authority upon request.”
Borrower ☐ has complied ☐ has not complied ☐ is not yet required to comply ☐ is no longer required to comply with this requirement.
2.    Per section 5.9(a) of the Loan Agreement, the Borrower is required to send a Certificate of the Borrower to the Authority and the Trustee. Section 5.9(a) reads, in part, as follows:
“…On or before June 15 and December 15 of each year any of the Bonds are Outstanding, commencing June 15, 2017, a Certificate of the Borrower that: (i) all payments required under this Loan Agreement have been made and (ii) any applicable third party credit support will continue in full force during the succeeding twelve months, or explaining why not;”
Borrower ☐ has ☐ has not complied with this requirement.

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3.    Per section 5.3(b) of the Loan Agreement, Borrower agrees to keep financial statements, provide notice to the Authority and the Trustee certification they are completed and that no event which constitutes a loan default has occurred. Section 5.3(b) reads, in part, as follows:
“…The Borrower further covenants and agrees, within 120 days after the end of each Fiscal Year, to furnish to the Authority and the Trustee a Certificate of the Borrower stating that its financial statements have been completed and that no event which constitutes a Loan Default Event or which with the giving of notice or the passage of time or both would constitute a Loan Default Event has occurred and is continuing as of the end of such Fiscal Year, or specifying the nature of such event and the actions taken and proposed to be taken by the Borrower to cure such default.”
Borrower ☐ has ☐ has not complied with this requirement.
4.    Per section 5.9(d) of the Loan Agreement, the Borrower is required to send a Certificate of the Borrower to the Authority and the Trustee. Section 5.9(d) reads, in part, as follows:
“…On or before December 15 of each year during which any of the Bonds are Outstanding, (i) a written disclosure of any significant change known to the Borrower which would adversely impact the Trustee’s ability to perform its duties under the Indenture, or of any conflicts which may result because of other business dealings between the Trustee and the Borrower, and (ii) a representation of the Borrower that all certificates, approvals, permits and authorizations described in the Section 2.3(h) that are necessary for the construction, as applicable, use or operation of the Project continue in full force and effect, provided that with respect to any such certificate, approval, permit or authorization that must issue without discretion on the part of the issuer thereof, the Borrower need only disclose the absence of such certificate, approval, permit or authorization and the Borrower’s plan to acquire it.”
Borrower ☐ has ☐ has not complied with this requirement.

If you answered "has not" to any of the above, please explain on a separate paper.  If any of the above has been waived by the Authority pursuant to the Loan Agreement so indicate.

I represent and warrant that I have full authority to execute this certificate on behalf of the Borrower. I certify in my capacity as an Authorized Representative of the Borrower that the foregoing certificate for the above-referenced financing is true and correct.

By _______________________________ Authorized Borrower Representative Title _____________________________	Date __________________________ Phone No. _____________________

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